INSIDER TRADING POLICY

FOR

Copyright/permission to reproduce

Materials in this document were produced or compiled by The Governance Box (GBX) for the purpose of providing Public Companies with governance information and outlining their corporate and public market obligations to shareholders in accordance with the applicable laws and policies of the Securities and Exchange Commission and relevant stock market exchanges of the United States of America.

The materials in this manual are covered by the provisions of the Copyright Act, by other US laws, policies, regulations, and by international agreements. Such provisions serve to identify the information source and, in specific instances, to prohibit reproduction of materials without written permission.

Adopted by Electrameccanica Vehicles Corp. Board of Directors on this ____ day of December 2017.

Electrameccanica Vehicles Corp.

The purpose of this policy is to govern activities concerning employee trading in securities. It is the policy of Electrameccanica Vehicles Corp. (the “Company”) that its directors, officers, employees (full time, part-time, contract and temporary) and associates including those of all subsidiary companies (collectively, the “Company Employees”), and all others who act on the Company’s behalf, observe the spirit and letter of all laws governing the Company’s operations, and conduct the Company’s affairs in keeping with the highest legal and ethical standards.

This policy, which has been approved by the Audit Committee of the Company’s Board of Directors, has been designed to assist Company Employees in understanding and complying with the Company’s policies and The Securities and Exchange Commission rules and regulation with respect to the trading of the Company’s securities. The policies set forth below may not cover every situation. If there is ever any doubt as to a proper course of action, Company Employees should consult with the Company’s Chief Executive Officer, the Company’s Corporate Secretary, or the Chief Financial Officer (each, a “Senior Officer”).

1.1 Summary

1.
This policy is intended to ensure that Company Employees comply with the Company’s policies and The Securities and Exchange Commission rules and regulation with respect to the trading of the Company’s securities.

2.
If Company Employees have undisclosed Material Information (as defined below) concerning the Company, neither that person nor any related person may buy or sell securities of the Company or engage in any other action that takes advantage of such information or pass such information on to others.

3.
Insiders of the Company and related persons are prohibited from trading in securities of the Company from and including the day on which written notification is delivered prohibiting trading until 24 hours after the date and time that the public release announcing the Company’s material news is disseminated by the Company’s news service, or in the case of financial statements, (interim financial statements and annual audited financial statements) to the day on which the financial results of the Company for such periods are released. The Company will post the dates of proposed release of its interim and audited year-end financial statements, by e-mail, well in advance of the release dates.

1.2 Application of the Policy

1.
This policy applies to all Company Employees and related persons. “Related persons” include all associates and affiliates of Company Employees (which includes, but is not limited to, spouses of Company Employees, relatives of Company Employees residing with them and personal holding companies of Company Employees).

2.
This policy covers all investment activities over which such persons have control or direction, whether for their personal account or in a fiduciary capacity, as in the case of a partnership, trusteeship, or executorship.

3.
Where there is any doubt as to whether this policy is applicable to a given person, Company Employees should consult with a Senior Officer or the Company’s legal counsel.

1.3 Material Information

1.
“Material Information” is any information concerning the business and affairs of the Company that results in or would reasonably be expected to result in a significant change in the market price or value of the Company’s securities. Additionally, if it is information that a reasonable investor would want to know before making an investment decision.

2.
The following types of information regarding the Company should be presumed to be material:

(a)
Changes in share ownership that may affect control of the Company;

(b)
Take-over bids or issuer bids;

(c)
Changes in corporate structure, such as amalgamations, arrangements, reorganizations, dissolutions, etc.;

(d)
Major corporate acquisitions or dispositions;

(e)
Changes in capital structure;

(f)
Increases or decreases in dividends;

(g)
Decisions to effect or make stock splits or stock dividends;

(h)
proposed issuance of additional securities, whether public or private;

(i)
proposed redemptions or other repurchases of the Company’s securities;

(j)
Potential initiation of a proxy battle;

(k)
Changes in earnings or financial forecasts or estimates, especially near-term earnings prospects;

(l)
Significant change in operations;

(m)
Entering or loss of significant contracts, particularly with customers or suppliers;

(n)
Developments affecting the Company’s resources, technology, or market;

(o)
Extraordinary or otherwise significant borrowings;

(p)
Major litigation and developments in same;

(q)
Changes in capital investment plans or corporate objectives;

(r)
Problems with financial liquidity or with other commitments;

(s)
Significant management changes;

(t)
Major alterations in asset value or make-up;

(u)
Major labor disputes or disputes with major contractors, customers, or suppliers;

(v)
Major changes in operating and financial facts, such as reduction of cash flow or write-offs;

(w)
Events of default under financing or other agreements; and

(x)
Insolvency or bankruptcy.

3.
The foregoing examples of “material information” are by no means exhaustive.

4.
The source of any material information is, for purposes of this policy, irrelevant. Disclosure of material information to the public will only be understood to have occurred once an official announcement has been made and the public has had sufficient opportunity to evaluate it (which will usually be considered to require at least one whole trading day). When in doubt, any information should be presumed to be material information and not to have been disclosed to the public. Disclosure of material information to the public will only be made by or with the prior approval of a “Senior Officer”.

1.4 Definition of Insider

1.
“Insiders” of the Company include all directors and officers of the Company, or of any subsidiary of the Company, and any person or company (e.g. a personal holding company) who, directly or indirectly, owns or controls more than 10% of the voting shares of the Company.

1.5 Trading Prohibitions

1.
If Company Employees possess undisclosed material information concerning the Company, such Company Employees and related persons may not, directly or indirectly (i.e. via private holding company, registered retirement savings plans, or otherwise):

a.
Buy or sell securities of the Company;

b.
Buy or sell securities whose price or value may reasonably be expected to be affected by changes in price of the Company’s securities;

c.
Exercise Company stock options or similar employee compensation mechanisms; or

d.
Buy or sell securities of another company in which the Company proposes to invest or where the individual, due to his position with the Company, becomes aware of undisclosed material information concerning that other company.

2.
Company Employees are prohibited from engaging in any other action to take advantage of undisclosed material information concerning the Company or undisclosed material information concerning another company, and from passing such information on to others (i.e. “tipping”).

3.
The prohibitions of this policy also apply to trading by individuals (e.g. spouses, friends, business associates, relatives, etc. of Company Employees) who learn of undisclosed material information concerning the Company or undisclosed material information concerning another company from Company Employees, who for the purposes of this policy are responsible for the trading by such individuals. It should be noted that trading by such individuals would also likely constitute a violation by them of applicable securities law relating to insider trading.

1.6 Material and Financial Blackout Periods

1.
All directors and officers of Electrameccanica Vehicles Corp. and all employees who receive notice from the ECCTF Corporate Secretary that they are designated blacked-out employees (“Designated Blacked-out Employees”) in respect of a given blackout period shall be subject to blackout periods surrounding the release of Electrameccanica Vehicles Corp. material or financial results. The Office of the Chief Financial Officer shall determine the Designated Blacked-out Employees in respect of each blackout period.

2.
No trades shall be carried out by directors, officers (or equivalent) or Designated Blacked-out Employees during the period beginning on the first day on which the NASDAQ Capital Market is open for trading following the report of said material information have been disclosed by the Company by way of press release.

3.
Trading blackout periods will also apply to all other employees with access to material undisclosed information, such as during periods when financial statements are being prepared but results have not yet been publicly disclosed. Notice of such blackout may or may not be communicated by issuance of a formal notice.

1.7 Regulatory Reporting Requirements

1.
Insiders must file in a timely manner with the Securities Exchange Commission or relevant regulator(s) an Insider Report whenever such Insider purchases or sells securities of the Company. Insider Reports are required to be filed on or before the fifth day following the date on which the purchase or sale of securities occurs.

2.
A copy of any Insider Report must be provided to the Company at the time of filing. While Insiders are responsible for filing their own Insider Reports, the Company will, upon request, assist.

Insiders in the filing of Insider Reports.

1.8 Sanctions

1.
Failure to comply with this Policy will result in the Company taking appropriate disciplinary action, which may include termination of employment.

2.
U.S securities laws provide that breach of the prohibition against trading in securities with knowledge of undisclosed material information or providing undisclosed material information to others, in addition to civil liability for damages, may result in imprisonment and/or a fine.

3.
Penalties may also be levied by U.S. securities regulatory authorities for not complying with the requirements to file Insider Reports.

1.9 Company Contact Person

1.
Company Employees who are unsure whether they may trade in a given circumstance are advised to contact a Senior Officer for specific guidance or the Company’s outside legal counsel.